                                                                  EXHIBIT 10.11

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT dated as of December 20, 1995 (the "Agreement"), is entered into between SRI INTERNATIONAL, a California nonprofit public benefit corporation ("SRI"), having a place of business located at 333 Ravenswood Avenue, Menlo Park, California 94025-3493, and INTUITIVE SURGICAL DEVICES, INC., a Delaware corporation ("ISD"), having a place of business located at Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306-2155.

                              W I T N E S S E T H :

     WHEREAS, SRI owns or has rights in certain patent rights and know-how regarding Telepresence Surgical Technology (defined below), as described in the SRI disclosures listed in Exhibit A hereto.

     WHEREAS, SRI and John G. Freund, M.D. ("Dr. Freund"), entered into an Option Agreement dated September 12, 1995 (the "Option Agreement"), pursuant to which SRI granted to Dr. Freund an option to obtain a certain license under SRI's rights in such patent rights and know-how.

     WHEREAS, by exercising the option granted under the Option Agreement, Dr. Freund desires that SRI convey to ISD a license under SRI's rights in such patent rights and know-how to develop, make use and sell products for use in performing surgery on humans and animals, on the terms and subject to the conditions of the Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:


                                  ARTICLE 1

                                 DEFINITIONS

     For purposes of the Agreement, the terms defined in this article shall have the respective meanings set forth below:

     1.1 "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

     1.2 "FIELD" shall mean the manipulation of tissues and medical devices for animal and human medicine (including but not limited to surgery, laparoscopic surgery and microsurgery).

     1.3 "ISD KNOW-HOW" shall mean all inventions, discoveries, processes, methods, compositions, formulae, procedures, protocols, techniques, results of experimentation and testing, information and data, which have not been published and otherwise are not generally known, which are necessary or useful to the development, manufacture, use or sale of products utilizing or incorporating the Telepresence Surgical Technology, or otherwise relate to or arise from the Telepresence Surgical Technology, and which are first conceived or reduced to practice solely or jointly by employees or other Persons on behalf of ISD prior to September 12, 1997; all to the extent and only to the extent that ISD has the right to grant licenses, immunities or other rights thereunder.

     1.4 "ISD PATENT RIGHTS" shall mean (a) all patent applications, heretofore or hereafter filed or having legal force in any country which claim a discovery or invention which is (i) necessary or useful to the development, manufacture, use or sale of products utilizing or incorporating the Telepresence Surgical Technology or (ii) otherwise relates to or arises from the Telepresence Surgical Technology, and which is first conceived or reduced to practice solely or jointly by employees or other Persons on behalf of ISD prior to September 12, 1997, (b) all valid and enforceable patents that have issued or in the future issue from the patent applications described in clause (a) above, including utility, model and design patents and certificates of invention, and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, registrations, confirmations, re-examinations or additions to any such patent applications and patents; all to the extent and only to the extent that ISD has the right to grant licenses, immunities or other rights thereunder.

     1.5 "MILESTONE" shall mean the good faith filing by ISD, its Affiliate or sublicensee of a Pre-Market Approval application or 510K application with the Food and Drug Administration in the United States (or the equivalent application with the governing health authority of any country in Europe), supported by the information that in ISD's best judgment would give the greatest likelihood of approval by the FDA (or the governing health authority of the applicable country in Europe).

     1.6 "PERSON" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship,

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unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     1.7 "PRODUCT" shall mean any product for use in the Field which if made, used or sold would infringe one or more valid claims of the SRI Patent Rights if in an issued patent but for the license granted by the Agreement, or which otherwise uses, incorporates or was conceived, developed or reduced to practice using the SRI Patent Rights or SRI Know-How.

     1.8 "SRI FUTURE TECHNOLOGY RIGHTS" shall mean all intellectual property rights of SRI in all inventions, discoveries, processes, methods, compositions, formulae, procedures, protocols, techniques, results of experimentation and testing, information and data regarding Telepresence Surgical Technology, which are first conceived or reduced to practice solely or jointly by employees or other Persons on behalf of SRI on or after September 12, 1997 and prior to September 12, 1999; all to the extent and only to the extent that SRI has the right to grant licenses, immunities or other rights thereunder.

     1.9 "SRI KNOW-HOW" shall mean all inventions, discoveries, processes, methods, compositions, formulae, procedures, protocols, techniques, results of experimentation and testing, information and data, which have not been published and otherwise are not generally known, regarding Telepresence Surgical Technology in which SRI has an ownership or other interest as of the date of the Agreement or which are first conceived or reduced to practice solely or jointly by employees or other Persons on behalf of SRI prior to September 12, 1997; all to the extent and only to the extent that SRI has the right to grant licenses or other rights thereunder.

     1.10 "SRI PATENT RIGHTS" shall mean (a) all patent applications, heretofore or hereafter filed or having legal force in any country, regarding Telepresence Surgical Technology, which claim a discovery or invention in which SRI has an ownership or other interest as of the date of the Agreement or which is first conceived or reduced to practice solely or jointly by employees or other Persons on behalf of SRI prior to September 12, 1997, (b) all valid and enforceable patents that have issued or in the future issue from the patent applications described in clause (a) above, including utility, model and design patents and certificates of invention, and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents; all to the extent and only to the extent that SRI has the right to grant licenses, immunities or other rights thereunder. A list of the SRI Patent Rights as of the date of the Agreement is attached hereto as Exhibit B.

     1.11 "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement dated the date hereof, among ISD, SRI and the other signatories thereto.

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     1.12 "TELEPRESENCE SURGICAL TECHNOLOGY" shall mean hardware, firmware and software technology pertaining to the manipulation of tissues or medical devices for human and animal medicine (including but not limited to surgery, laparoscopic surgery and microsurgery) as described or contemplated in Exhibits A and B to the Agreement and developed by SRI's Medical Technology Laboratory or any successor SRI organization having the development of medical hardware, firmware and software technology as its primary mission.

     1.13 "THIRD PARTY" shall mean any Person other than SRI, ISD and their respective Affiliates.


                                   ARTICLE 2

                          REPRESENTATIONS AND WARRANTIES

     Each party hereby represents and warrants to the other party as follows:

     2.1 CORPORATE EXISTENCE AND POWER. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to enter into the Agreement and to perform its obligations hereunder, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under the Agreement.

     2.2 AUTHORIZATION AND ENFORCEMENT OF OBLIGATIONS. Such party has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

     2.3 NO CONSENTS. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

     2.4 NO CONFLICT. The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

     2.5 SRI REPRESENTATIONS AND WARRANTIES. SRI hereby represents and warrants to ISD that:

          2.5.1 Except as otherwise specifically disclosed under the Agreement, it has not granted any right to any Third Party under the SRI Patent Rights or and SRI Technology.

          2.5.2 It owns or controls under valid licenses with right of sublicense all of the rights, title and interest in and to the patents and patent applications set forth on Exhibit B attached hereto and the SRI Know-How, except as otherwise provided herein.

          2.5.3 It has disclosed to ISD all SRI invention disclosures regarding the Telepresence Surgical Technology as of the date of the Agreement.


                                  ARTICLE 3

                               LICENSE GRANTS

     3.1 LICENSE GRANT TO ISD. Subject to the provisions of Section 5.3 below, SRI hereby grants to ISD an exclusive, worldwide, royalty-free license (including the right to grant sublicenses) under the SRI Patent Rights and SRI Know-How (a) to conduct research and development with respect to Products for use in the Field, and (b) to make, have made, use, market, distribute, import, offer for sale and sell Products for use in the Field. Upon execution of the Agreement and frequently thereafter until September 12, 1998, at mutually convenient times, SRI shall disclose and make available to ISD all information available to SRI, including without limitation SRI invention disclosures and SRI Know-How, as is reasonably necessary for ISD's employees and consultants to understand and practice the SRI Patent Rights and SRI Know-How in the Field, as such information becomes available to SRI. ISD shall have the right, during normal business hours upon reasonable notice, to review and make copies of those portions of SRI employees' laboratory notebooks containing such information as is reasonably necessary for ISD's employees and consultants to understand and practice the SRI Patent Rights and SRI Know-How in the Field.

     3.2 SUBLICENSES. Each sublicense by ISD under the Agreement shall be consistent with the terms and conditions of the license granted to ISD by SRI and nothing in such sublicense shall eliminate or reduce ISD's obligations to SRI under the Agreement. Each sublicense by SRI under the Agreement shall be consistent with the terms and conditions of the license granted to SRI by ISD and nothing in such sublicense shall eliminate or reduce SRI's obligations to ISD under the Agreement.

     3.3 RESERVATION OF CERTAIN RIGHTS. Notwithstanding the foregoing, the license granted to ISD by the Agreement is subject to the reservation of (a) the right of SRI to practice processes and methods, and to make, use and sell products, which are covered by the SRI Patent Rights or which are disclosed in or otherwise pertain to SRI Know-How, (i) for all commercial and research purposes outside the Field and (ii) for SRI's internal and collaborative non-commercial research purposes (including United States Government sponsored research) in the Field; (b) certain rights held by or in favor of the United States Government by applicable law or regulation; and (c) the non-exclusive, worldwide, royalty-free right to use the SRI Patent Rights and SRI Know-How for medical training and simulations, so long as products created pursuant to such right are not used to perform medical procedures. To the extent required by applicable United States laws or regulations, if at all, ISD, its Affiliates and sublicensees shall manufacture the Products in the United States or its territories.

     3.4 DISCLAIMER OF WARRANTIES. NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY SRI THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION INCLUDED IN THE SRI PATENT RIGHTS, THAT ANY PATENT INCLUDED IN THE SRI PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY SRI PATENT RIGHTS OR SRI KNOW-HOW WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. EXCEPT AS OTHERWISE SET FORTH IN SECTION 2.5 ABOVE, SRI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SRI PATENT RIGHTS OR SRI KNOW-HOW, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     3.5 LICENSE GRANT TO SRI. ISD hereby grants to SRI a non-exclusive, worldwide, royalty-free license (including the right to grant sublicenses) to practice methods and processes, and to make, use and sell products, which are covered by the ISD Patent Rights or which are disclosed in or otherwise pertain to ISD Know-How (a) for all commercial and research purposes outside the Field and (b) for SRI's internal and collaborative non-commercial research purposes (including United States Government sponsored research) in the Field. At least quarterly prior to September 12, 1998, at mutually convenient times, ISD shall disclose and make available to SRI information available to ISD regarding the use of the ISD Patent Rights and ISD Know-How outside the Field, as such information becomes available to ISD.

     3.6 TECHNICAL ASSISTANCE. Prior to September 12, 1997, upon reasonable notice and during normal business hours, SRI (a) shall provide such technical assistance regarding the SRI Patent Rights and SRI Know-How as ISD reasonably requests to conduct its activities contemplated by the Agreement, and (b) shall make available to ISD such technical personnel of SRI as reasonably necessary to provide the foregoing technical assistance. Except for services reasonably required for the technology transfer as set forth in Section 3.1 above, ISD shall reimburse SRI for its standard research or consulting costs for any such technical assistance, determined in accordance with SRI's normal business practice applied on a consistent basis, together with all reasonable out-of-pocket travel and other expenses incurred by SRI in providing such technical assistance. At the request of ISD, SRI shall provide ISD with estimates of the anticipated costs of any requested technical assistance prior to undertaking such technical assistance.

     3.7 ACCESS. During the term of the Agreement prior to September 12, 1997, subject to the limitations of this Section 3.7, ISD shall have the right to visit SRI's facilities to inspect and use SRI Telepresence Surgical Technology demonstration or prototype equipment. ISD's access to SRI facilities and use of equipment shall be subject to the following conditions:

          (a)  ISD shall provide reasonable prior notice;

          (b) ISD's use of SRI facilities and equipment shall be during normal business hours at times mutually convenient to SRI and ISD, which do not conflict with SRI's normal business activities;

          (c)  ISD shall repair or replace any SRI equipment damaged by ISD;
and

          (d) ISD's access to SRI facilities shall be subject to the execution by ISD of an agreement with standard SRI terms and conditions regarding access to SRI facilities by contractors and other non-employee Third Parties.

     3.8 RIGHT OF FIRST NEGOTIATION. SRI shall not sell, assign, license or otherwise transfer the SRI Future Technology Rights for use in the Field to any Third Party unless SRI first (a) gives to ISD written notice of SRI's desire to do so, (b) provides ISD with information available to SRI regarding the use of the SRI Future Technology Rights in the Field, sufficient to permit ISD to evaluate and understand such SRI Future Technology Rights, subject to the confidentiality provisions of Article 6 below, solely to evaluate its interest in negotiating a license under such rights, and (c) offers to ISD the opportunity to negotiate with SRI to obtain a license under the SRI Future Technology Rights for use in the Field. IF ISD fails to give written notice to SRI of its desire to negotiate a license under such rights within 60 days after receipt of the written notice from SRI under clause (a) above, or if the parties are unable after good faith negotiations to reach a mutually acceptable agreement, thereafter SRI shall have the right in its sole discretion to sell, assign, license or otherwise transfer the SRI Future Technology Rights for use in the Field to any one or more Third Parties.

                                  ARTICLE 4

                             CONSIDERATION TO SRI

     4.1 ISSUANCE OF ISD SHARES. In consideration for the license granted to ISD hereunder, concurrent with the execution of the Agreement, ISD shall issue to SRI or SRI's designees five hundred eighty five thousand (585,000) shares of ISD Common Stock on the terms and subject to the conditions of the Stock Purchase Agreement.

     4.2 REIMBURSEMENT OF CERTAIN SRI COSTS. Within five (5) business days following the execution of the Agreement, ISD shall reimburse SRI for (a) all reasonable, direct, out-of-pocket costs (not to exceed $116,000 in the aggregate) incurred by SRI on or before the date of the Option Agreement in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents included in the SRI Patent Rights; (b) all reasonable, direct, out-of-pocket costs incurred by SRI after the date of the Option Agreement and on or before the date of the Agreement in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents included in the SRI Patent Rights, which are approved by ISD or Dr. Freund prior to being incurred; and (c) all reasonable, outside counsel attorneys' fees and costs (not to exceed $10,000 in the aggregate) incurred by SRI in connection with the negotiation, drafting and execution of the Option Agreement, the Agreement and the Stock Purchase Agreement; PROVIDED, HOWEVER, that no fees or costs resulting from work performed by SRI in-house counsel shall be reimbursed under this Section 4.2.

     4.3 PAYMENT METHOD. All payments by ISD to SRI under the Agreement shall be paid in United States dollars by bank wire transfer in immediately available funds to such account as SRI shall designate before such payment is due.

                                  ARTICLE 5

                            DILIGENCE OBLIGATIONS

     5.1 RESEARCH AND DEVELOPMENT EFFORTS. ISD shall use its commercially reasonable and diligent efforts (a) to conduct such research, development and preclinical and human clinical trials as necessary or desirable (in ISD's reasonable discretion) to obtain regulatory approvals to manufacture and market Products for use in the Field, and (b) to commence marketing and market each such Product for use in the Field in such countries as ISD determines are commercially desirable. ISD's obligation to commence marketing a Product in a country shall not commence until all regulatory approvals necessary to market such Product in such country have been obtained by ISD. ISD, at its sole expense and in its sole discretion, shall fund the costs of all research, development, preclinical and clinical trials, regulatory approval activities and commercialization of the Products, and SRI shall have no obligation to fund any such activities.

     5.2 REPORTS. Within ninety (90) days following the end of each calendar year during the term of the Agreement, ISD shall prepare and deliver to SRI a summary written report which shall summarize the status of the research, development and testing of Products, and the status of obtaining the necessary approvals to market Products.

     5.3 FAILURE TO MEET THE MILESTONE. If ISD fails to achieve the Milestone on or before September 12, 2002, then at SRI's election in its sole discretion, (a) the license granted by SRI to ISD shall become non-exclusive, and (b) the right to file and prosecute patent applications, to maintain and enforce any resulting patents, included within the SRI Patent Rights under
Article 7 below shall revert to SRI, without any further action by ISD.


                                   ARTICLE 6

                                CONFIDENTIALITY

     6.1 CONFIDENTIAL INFORMATION. During the term of the Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall exercise reasonable care to maintain in confidence all information of the other party (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential
(the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, agents, permitted sublicensees and permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain the written agreement of any such Person, who is not otherwise bound by fiduciary obligations to such party, to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

     6.2 PERMITTED DISCLOSURES. The nonuse and nondisclosure obligations contained in this article shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object, time permitting, to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the information was public knowledge at the time of such disclosure by the Recipient, or thereafter became public knowledge, other than as a result of acts attributable to the Recipient in violation hereof; (ii) the information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the information was disclosed to the Recipient on an unrestricted basis from a Third Party not under a duty of confidentiality to the other party; or (iv) the information was independently developed by employees or agents of the Recipient without access to the Confidential Information of the other party.

     6.3 PUBLICATION. ISD acknowledges SRI's interest in publishing the results of its research to obtain recognition within the scientific community and to advance the state of scientific knowledge. SRI and ISD each recognize their mutual interest in obtaining valid patent protection and protecting their respective business interests. Consequently, if SRI, its employees or consultants desire to make a publication (including any oral disclosure made without obligation of confidentiality) relating to any discovery or invention regarding the technology which is the subject of the Agreement (except (a) such technology as described in Section 3.8 above which is not licensed to ISD, and (b) such technology as is conceived or invented by ISD), SRI shall give ISD a copy of the proposed written publication at least 30 days prior to submission for publication, or an outline of such oral disclosure at least 30 days prior to presentation. ISD shall have the right to request a reasonable delay in publication or presentation, not to exceed 90 days, in order to protect patentable information. If ISD requests such a delay, SRI shall delay submission or presentation of the publication for a period of 90 days to enable ISD to file the applicable patent applications protecting each parties' rights in such discoveries or inventions to be filed in accordance with Article 7 below. Upon the expiration of 30 days in the case of proposed written publications, or 30 days in the case of proposed oral presentations, from delivery to ISD, SRI shall be free to proceed with the written publication or presentation, respectively, unless ISD has requested the delay described above.

     6.4 TERMS OF THE AGREEMENT. Except as otherwise provided in this article or as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, neither party shall disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party; PROVIDED, HOWEVER, that ISD may, at its election, disclose terms or conditions of the Agreement to an investor in ISD or a bona fide potential investor in ISD, without the prior consent of SRI.

     6.5 NO USE OF NAME. Except as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, neither party shall use the name of the other party or the other party's directors, officers or employees in any advertising, news release or other publication, without the prior express written consent of the other party; PROVIDED, HOWEVER, that ISD may, at its election, identify SRI as the licensor of the Telepresence Surgical Technology (whether under that name or under some other designation) and/or of certain technology on which the Products are in part based.

     6.6 DESCRIPTION OF TELEPRESENCE SURGICAL TECHNOLOGY. Notwithstanding the provisions of Section 6.1, ISD may, at its election and in its sold discretion, disclose a description of the Telepresence Surgical Technology (whether under that name or some other designation) in financing documents, in marketing literature and in such other publications as ISD reasonably deems necessary to meet ISD's diligence obligations under Article 5 above; PROVIDED, HOWEVER, that ISD may not disclose SRI Know-How without the prior express written consent of SRI.

                                   ARTICLE 7

                            INVENTIONS AND PATENTS

     7.1 OWNERSHIP OF INVENTIONS. The entire right and title in all inventions, discoveries, processes, methods, compositions, formulae, techniques, information and data regarding Telepresence Surgical Technology, whether or not patentable (collectively, the "Inventions"), and any patent applications or patents based thereon, conceived in the performance of the parties' activities during the term of the Agreement (a) by employees or other Persons acting solely on behalf of SRI, shall be owned solely by SRI ("SRI Inventions"), (b) by employees or other Persons acting solely on behalf of ISD shall be owned solely by ISD ("ISD Inventions"), and (c) jointly by employees or other Persons acting on behalf of SRI and by employees or other Persons acting on behalf of ISD, shall be owned jointly by SRI and ISD (the "Joint Inventions"). SRI and ISD each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under the Agreement shall be obligated to assign to it, or as it shall direct, all Inventions conceived by such employees or other Persons.

     7.2  SRI PATENT RIGHTS.

          7.2.1 FILING, PROSECUTION, AND MAINTENANCE. ISD shall file and prosecute patent applications included in the SRI Patent Rights in the United States, Japan, the European Patent Office (designating the United Kingdom, France, Germany and Italy) and such other countries as ISD may select in its sole discretion, and shall maintain any resulting patents. At ISD's election in its sole discretion, such foreign filing may be initiated through the Patent Cooperation Treaty designating such countries. In so doing, ISD shall endeavor to obtain the strongest commercially desirable patent protection (under the circumstances) regarding the Telepresence Surgical Technology with respect to the Products and shall consider in good faith the interests of SRI. ISD (a) shall supply SRI with a copy of each such patent application as filed, together with notice of its filing date and serial number; (b) shall consult with SRI regarding the prosecution and maintenance of the SRI Patent Rights, and shall implement reasonable requests of SRI with respect thereto; (c) shall provide SRI with copies of all filings, submissions, correspondence, office actions and responses thereto with the applicable patent authorities regarding the SRI Patent Rights; and (d) shall inform SRI promptly of the allowance and issuance of each patent included in the SRI Patent Rights, together with the date and patent number thereof, and shall provide SRI with a copy of such patent as issued. SRI shall cooperate with ISD, execute all lawful papers and instruments and make all rightful oaths and declarations and and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all such patents and patent applications, ISD shall reimburse SRI for its standard costs for any such assistance, determined in accordance with SRI's normal business practice applied on a consistent basis, together with all reasonable out-of-pocket travel and other expenses incurred by SRI in providing such assistance; PROVIDED, HOWEVER, that ISD shall not be obligated to reimburse SRI for any consultation with SRI which ISD is obligated to undertake pursuant to this
Article 7. At the request of ISD, SRI shall provide ISD with estimates of the anticipated costs of any requested assistance prior to undertaking such assistance.

          7.2.2 FUTURE PATENT COSTS. Except as otherwise set forth in this section, ISD shall pay all costs incurred after the date of the Agreement in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents included in the SRI Patent Rights. If, during the term of the Agreement, SRI grants a license to any one or more Third Parties under the SRI Patent Rights for use outside the Field, SRI shall pay or cause each such Third party to reimburse ISD for such Third Party's PRO RATA share of the actual out-of-pocket costs paid by ISD (or reimbursed by ISD to SRI) in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents included in the SRI Patent Rights; PROVIDED, HOWEVER, that SRI shall have no obligation to reimburse ISD for any such Third Party's share of such out-of-pocket costs paid through the effective date of the license agreement with such Third Party in excess of the total consideration received by SRI from such Third Party for the license agreement with such Third Party. Patent costs incurred after the date(s) of such Third Party license agreement(s) shall be shared on a PRO RATA basis by ISD and each such Third Party; PROVIDED, HOWEVER, that ISD may, at is election, seek reimbursement directly from each such Third Party, and SRI shall cause each such Third Party to make reimbursement directly to ISD, for such Third Party's PRO RATA share of those patent costs incurred after the date of such Third Party license agreement. Notwithstanding anything to the contrary in this Section 7.2, if ISD desires to abandon or materially narrow any claim of the SRI Patent Rights which has application outside the Field, then SRI shall have the right, in its sole discretion and at its sole expense, to assume control of the prosecution, maintenance and enforcement of such claim, provided that the respective rights of each party under the Agreement with respect to such claim shall not otherwise be affected solely by virtue of ISD abandoning and SRI assuming control thereof.

           7.2.3 ENFORCEMENT. Each party promptly shall notify the other party of any infringement known to such party of the SRI Patent Rights and shall provide the other party with the available evidence, if any, of such infringement. ISD, at its sole expense, shall have the right (but not the obligation) to determine the appropriate course of action to enforce the SRI Patent Rights in the Field or otherwise abate the infringement thereof in the Field, to take (or refrain from taking) appropriate action to enforce the SRI Patent Rights in the Field, to control any litigation or other enforcement action in the Field and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the SRI Patent Rights in the Field, and shall consider, in good faith, the interests of SRI in so doing. If, within one hundred twenty (120) days of receipt of notice from SRI, ISD does not abate the infringement in the Field or file suit to enforce the SRI Patent Rights against at least one infringing party in the Field, SRI shall have the right to take whatever action it deems appropriate to enforce the SRI Patent Rights in the Field. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that adversely affects the rights or interests of the non-controlling party or imposes additional obligations on the non-controlling party, without the prior written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of any such suit by ISD to enforce the SRI Patent Rights in the Field shall be retained by ISD. All monies recovered upon the final judgment or settlement of any such suit by SRI to enforce the SRI Patent Rights in the Field shall be retained by SRI. Notwithstanding the foregoing, SRI and ISD shall fully cooperate with each other in the planning and execution of any action to enforce the SRI Patent Rights in the Field.

     7.3  ISD PATENT RIGHTS.

          7.3.1 FILING, PROSECUTION, AND MAINTENANCE. ISD, at its sole expense, shall have the right to file and prosecute patent applications included in the ISD Patent Rights in the United States, Japan, the European Patent Office (designating the United Kingdom, France, Germany and Italy) and such other countries as ISD may select in its sole discretion, and to maintain any resulting patents. At ISD's election in its sole discretion, such foreign filing may be initiated through the Patent Cooperation Treaty designating such countries. ISD shall provide SRI with copies of each such patent application as filed, together with notice of its filing date and serial number, and copies of all office actions and responses thereto.

           7.3.2 ENFORCEMENT. ISD, at its sole expense, shall have the right (but not the obligation) to determine the appropriate course of action to enforce the ISD Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the ISD Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the ISD Patent Rights, and shall consider, in good faith, the interests of SRI in so doing. All monies recovered upon the final judgment or settlement of any such suit to enforce the ISD Patent Rights shall be retained by ISD.

     7.4 PATENT MARKINGS. With respect to each Product which would infringe a valid claim of an issued patent of the SRI Patent Rights but for the license granted to ISD hereunder, ISD, its Affiliates and sublicensees shall mark each such Product sold or otherwise disposed of by any of them with the appropriate marking, giving notice to the public that such Product is patented, by fixing thereon either the word "patent" or the abbreviation "pat", together the number of such issued patent of the SRI Patent Rights.

                                  ARTICLE 8

                            TERM AND TERMINATION

     8.1 EXPIRATION. Subject to the provisions of this article, the Agreement shall expire on the later of (a) the expiration of the last to expire of the SRI Patent Rights, or (b) the date seventeen (17) years after the date of the Agreement.

     8.2 TERMINATION BY SRI. SRI may terminate the Agreement, in its sole discretion, upon thirty (30) days prior written notice to ISD, (a) if ISD fails to timely reimburse SRI for the costs described in Section 4.2 above, and if ISD has not cured such breach within thirty (30) days after written notice thereof by SRI; or (b) except as otherwise provided in the article below regarding force majeure, upon or after the material breach of its obligations under the Stock Purchase Agreement or under Section 6.1, 6.2, 6.3, 6.4, 7.2, 7.3, 9.1, 9.2 or 9.3 of the Agreement, if ISD has not cured such breach within ninety (90) days after written notice thereof by SRI.

     8.3 TERMINATION BY ISD. Except as otherwise provided in the article below regarding force majeure, if SRI materially breaches its obligations under Section 3.1, 3.6 or 3.7 of the Agreement, and SRI has not cured such breach within sixty (60) days after written notice thereof by ISD, then (a) ISD may terminate the Agreement upon thirty (30) days prior written notice to SRI, and for the periods(s) specified in Section 2(a) of the Stock Purchase Agreement, repurchase that portion of the shares of ISD Common Stock issued to SRI specified in Section 2(a) of the Stock Purchase Agreement at the price and on the terms and conditions set forth in the Stock Purchase Agreement, and (b) SRI shall grant to ISD an exclusive, worldwide, royalty-free license with the right to sublicense, under the SRI Patent Rights and SRI Know-How, to make, have made, use, market, distribute, import, offer for sale and sell Products for use in the Field.

     8.4 CONVERSION TO NONEXCLUSIVE BY SRI. SRI may convert the license granted by SRI to ISD to a nonexclusive license, in its sole discretion, upon thirty (30) days prior written notice to ISD, (a) upon or after the material breach of ISD's obligations under Section 5.1 of the Agreement, if ISD has not cured such breach within sixty (60) days after written notice thereof by SRI; or (b) if ISD voluntarily commences any action or seeks any relief regarding its liquidation, reorganization, dissolution or similar act or under any bankruptcy, insolvency or similar law; or (c) if a proceeding is commenced or an order, judgment or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against ISD, without its consent, which continues undismissed or unstayed for a period of sixty (60) days; PROVIDED, HOWEVER, that SRI shall not have the right to terminate the Agreement solely by reason of the occurrence of any one or more of the events described in this Section 8.4.

     8.5 FAILURE TO ISSUE ISD SHARES. In the event that ISD fails to duly authorize, validly issue and deliver to SRI or its designees the shares referenced in Section 4.2 above concurrent with the execution of the Agreement, the Agreement automatically shall terminate without further action by SRI.

     8.6 EFFECT OF EXPIRATION OR TERMINATION. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 6 and 9 shall survive the expiration or termination of the Agreement. Upon expiration of the Agreement under Section 8.1 above, ISD shall have an exclusive, worldwide, royalty-free license under the SRI Know-How in the Field, and SRI shall have a non-exclusive, worldwide, royalty-free license under the ISD Patent Rights and ISD Know-How for use outside the Field.

     8.7 ISD DATA. Notwithstanding anything to the contrary in the Agreement, (a) if the Agreement is terminated pursuant to the provisions of
Section 8.2 above, upon SRI's request not more than ninety (90) days after such termination, within thirty (30) days after such request, ISD shall provide provide SRI with copies of all regulatory submissions and approvals, if any, regarding actual or potential Products, (b) SRI shall have the right of reference to all data and information in such regulatory submissions, and
(c) ISD shall execute all such documents and instruments reasonably necessary to enable SRI to reference all such data, information and submissions. ISD makes no representations and warranties whatsoever, express or implied, regarding such data, information and submissions, and any such use and reference of such data, information and submissions shall be at SRI's own risk.

                                       ARTICLE 9

                               INDEMNIFICATION AND INSURANCE

     9.1 INDEMNIFICATION. ISD shall indemnify, defend and hold harmless SRI, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party or Affiliate against any of them and arising out of or relating to (a) any use by ISD, its Affiliate or sublicensee of any SRI Patent Rights or SRI Know-How, including any claim of patent infringement, or (b) any personal injury to or death of any person or damage to any property in connection with any act or omission (without regard to culpable conduct) by or on behalf of ISD, its Affiliate or sublicensee in the performance of its activities contemplated by the Agreement (including without limitation the manufacture, use and sale of Products), other than those certain losses, liabilities, damages and expenses arising solely out of the gross negligence or willful misconduct of SRI. Notwithstanding the foregoing, ISD shall have no obligation to indemnify, defend or hold harmless SRI from any losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that it may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any current or former employee, consultant, licensee or optionee of SRI.

     9.2 INDEMNIFICATION PROCEDURE. SRI promptly shall notify ISD of any loss, liability, damage or expense, or any claim, demand, action or other proceeding with respect to which SRI intends to claim such indemnification. ISD's indemnity obligations under this article shall not apply to amounts paid in any settlement if effected without the consent of ISD, which consent shall not be unreasonably withheld or delayed. ISD shall not settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of SRI, its employees or agents or imposes additional obligations on SRI, its employees or agents, without the prior express written consent of SRI. SRI, its employees and agents, shall cooperate fully with ISD and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

     9.3 INSURANCE. Concurrent with the commencement of the first human clinical trial of any Product, ISD shall procure and maintain such liability insurance, including contractual and product liability insurance, against claims for bodily injury, including death, or property damage arising from its activities contemplated by the Agreement, in amounts not less than $2,000,000 per occurrence and $5,000,000 in the aggregate. ISD shall maintain such insurance for so long thereafter as it continues to conduct its activities contemplated by the Agreement; PROVIDED, HOWEVER, that in the event such insurance becomes unavailable to ISD or in the event of extreme market conditions or other unforeseen events, the parties agree to discuss such changed circumstances and appropriate mechanisms to address them. Upon request, ISD shall provide SRI with certificates of insurance evidencing ISD's compliance with the insurance requirements of this section. SRI assumes no liability and disclaims any responsibility for the product specifications, clinical trials, manufacture, use, marketing, sale or other disposition, application, or delivery of any and all Products. No warranties made by ISD in connection with Product shall expressly or implicitly obligate SRI in any manner whatsoever.

     9.4 LIMITED LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THE AGREEMENT OR WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THE AGREEMENT HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL SRI'S LIABILITY OWING TO ISD WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THE AGREEMENT EXCEED THE VALUE OF THE CONSIDERATION ACTUALLY RECEIVED BY SRI UNDER THE AGREEMENT OR THE STOCK PURCHASE AGREEMENT.


                                 ARTICLE 10

                               FORCE MAJEURE

     Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.


                                 ARTICLE 11

                                ARBITRATION

     Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

     11.1 ATTEMPT TO RESOLVE DISPUTE. The parties shall use all reasonable efforts to amicably resolve the dispute through direct discussions. The senior management of each party commits itself to respond promptly to any such dispute. Either party may send written notice to the other party identifying the matter in dispute and invoking the procedures of this article. Within ten (10) days after such written notice is received, unless a delay is agreed to by both parties or the parties agree to confer by telephone, one or more principals of each party shall meet in Menlo Park, California to attempt to amicably resolve the dispute by written agreement. If said dispute cannot be settled through direct discussions within twenty
(20) days after such written notice is received, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation in San Francisco and administered by the American Arbitration Association ("AAA"), 417 Montgomery Street, San Francisco, California 94104-1113, pursuant to the Commercial Mediation Rules of AAA at the time of submission prior to resorting to binding arbitration.

     11.2 APPLICATION TO BINDING ARBITRATION. If after sixty (60) days from the first written notice of dispute, the parties fail to resolve the dispute by written agreement or mediation, either party may submit the dispute to final and binding arbitration administered by the AAA, pursuant to the Commercial Arbitration Rules of the AAA at the time of submission. California Arbitration Law shall govern. The arbitration shall be held in Menlo Park, California before a single neutral, independent, and impartial arbitrator (the "Arbitrator"). The language of the arbitration shall be English, provided however that an interpreter may be provided for any witness that desires an interpreter; the costs of such interpretation shall be borne by the party requesting the interpreter, subject to being awarded by the Arbitrator as a cost of arbitration.

     11.3 BINDING ARBITRATION PROCEDURE. Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator as soon as practicable, but in any event within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within forty-five (45) days after the selection of the Arbitrator. Unless the Arbitrator otherwise directs, each party shall be limited to two pre-hearing depositions each lasting no longer than 6 hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Unless the Arbitrator otherwise directs, each party shall have no longer than ten (10) hours to present its position, the entire proceedings before the Arbitrator shall be on no more than three (3) hearing days within a two week period. At the close of evidence, each side shall submit a proposed award to the Arbitrator, one of which shall be selected by the Arbitrator. The award shall be made no more than thirty (30) days following the close of the proceeding. Under no circumstance should any time limit on the arbitration hearings be applied so as to render any award subject to vacation under California Code of Civil Procedure Section 1286.2. Accordingly, the Arbitrator shall have authority to alter any time period believed necessary to avoid vacatur under Section 1286.2. The Arbitrator's award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award by the California courts in accordance with the California Arbitration Law. The prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses, including arbitration administration fees, incurred in connection with such proceeding. Except as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

     11.4 FEDERAL CLAIM. Any controversy or claim arising out of or relating to the provisions of Article 7 of the Agreement for which the United States District Court or other federal court would have subject matter jurisdiction in the absence of the arbitration provisions set forth in this
Article 11 shall be exempt from such arbitration provisions and the United States District Court for the Northern District of California shall have exclusive jurisdiction over such controversy or claim.


                                  ARTICLE 12

                                 MISCELLANEOUS

     12.1 NOTICES. Any consent, notice or report required or permitted to be given or made under the Agreement by one party to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail, courier or nationally-recognized delivery service), U.S. first class mail postage prepaid, courier or nationally-recognized delivery service, and addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Except as otherwise provided in the Agreement, such consent, notice or report shall be effective upon receipt by the addressee.

     If to SRI, for
     technical matters:   SRI International
                          333 Ravenswood Avenue
                          Menlo Park, California 94025-3493
                          Attention: Ajit Shah

     If to SRI, for
     all other matters:   SRI International
                          333 Ravenswood Avenue
                          Menlo Park, California 94025-3493
                          Attention: Technology Licensing

     If to ISD, for
     technical matters:   Intuitive Surgical Devices, Inc.
                          c/o Cooley Godward Castro Huddleson & Tatum
                          Five Palo Alto Square
                          3000 El Camino Real
                          Palo Alto, California 94306-2155
                          Attention: John G. Freund, M.D.

     If to ISD, for
     all other matters:   Intuitive Surgical Devices, Inc.
                          c/o Cooley Godward Castro Huddleson & Tatum
                          Five Palo Alto Square
                          3000 El Camino Real
                          Palo Alto, California 94306-2155
                          Attention: John G. Freund, M.D.

     12.2 SOLICITATION OF SRI EMPLOYEES. ISD acknowledges that, during the term of the Agreement, ISD will have access to SRI's business and employees, including certain valuable proprietary information of SRI. ISD recognizes that misuse of such proprietary information, including interference with the employment relationship between SRI and its employees, would cause substantial loss and irreparable harm to SRI. Therefore, as part of the consideration for the Agreement, ISD shall not, prior to the expiration of twelve (12) months after the effective date of the Agreement, either directly or indirectly, by any means or device whatsoever, solicit any more than two of SRI's scientific or laboratory personnel involved with or working on any project relating to Telepresence Surgical Technology or otherwise induce or attempt to induce such personnel to terminate their employment with SRI.

     12.3 GOVERNING LAW. The Agreement, including the decision to arbitrate and any decision by an arbitrator pursuant to Article 11, shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof (except to the extent United States law preempts California law), and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

     12.4 U.S. EXPORT LAWS AND REGULATIONS. Each party hereby acknowledges that the rights and obligations of the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

     12.5 NO OTHER RIGHTS. The Agreement shall not be construed to grant any license or other rights to ISD in any patent rights, know-how or other technology of SRI, except as expressly provided in the Agreement.

     12.6 ASSIGNMENT. ISD shall not assign its rights or obligations under the Agreement, in whole or in part, by operation of law or otherwise, wihtout the prior written consent of SRI, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that ISD may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or divisions or subdivisions related to Telepresence Surgical Technology, or in the event of its merger, consolidation, change in control, spin-off, recapitalization or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement. Any purported assignment in violation of this section shall be null and void.

      12.7 WAIVERS AND AMENDMENTS. No change, modification, extension, termination or waiver of the Agreement, or any of ythe provisions herein contained, sahll be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

      12.8 ENTIRE AGREEMENT. The Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of the Agreement which are not fully expressed herein. The Agreement supersedes the Option Agreement, and upon execution of the Agreement by the parties, the Option Agreement is hereby terminated.

      12.9 SEVERABILITY. Any of the provisions of the Agreement which are determined to bei nvalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affeting the validity or enforceability of any of the terms of the Agreement in any other jurisdiction.

      12.10 WAIVER. The waiver by either party hereto of any right hereunder or the fialure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      12.11 COUNTERPARTS. The Agreement may be executed in two or more counterparts, each of which shall be deemd an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.


SRI INTERNATIONAL                     INTUITIVE SURGICAL DEVICES, INC.



By:     /s/ Harold E. Kruth           By:     /s/ John G. Freund
    ---------------------------           ----------------------------
Title:  SR VP & G C                    Title:
        -----------------------              -------------------------




Agreed to, for purposes of the
third sentence of Section 12.8
only, as of this December 19, 1995


      /s/ John G. Freund
-----------------------------------
John G. Freund, M.D.

                               EXHIBIT "A"
                SRI International Invention Disclosures


#3026
Teleoperator System and Method with Telepresence
Green (corresponds to #48)

P #3079
Steerable and Stereoscopic Laparoscope
Green

P #3278
Remote Center Positioner
Jenses (corresponds to #29)

P #3308
Articulated Surgical Grasper
Hill

P #3311
Telepresence Surgery Demo System
Hill, Green, Jensen, Gorfa, Shah

P #3318
Sterilizable Inner Manipulator
Hill

P #3319
Method for Telemanipulation with Telepresence
Green (corresponds to #33)

P #3336
Articulated Manipulator
Green, Hill, Jensen

P #3421
Method and Apparatus for Axial and Rotational Positioning Shaft with Application to Laparoscopic Medical Instruments
Green

P #3435
Combined Remote-Center Positioner and Abdominal Wall Lift Device
Green

P #3441
Manipulator with Twist-Lock Tool Insertion
Jensen, Hill (corresponds to #42)

P #3457
Quick-Change Surgical Instrument
Hill (corresponds to #44)

                                   EXHIBIT "B"
                         SRI International Patent Rights

#48
Basic teleoperator system for providing operator tactile feedback and control and a real or virtual image of the workspace (filed January 21, 1992).
(SN: 07/8231932) (also filed in Europe, Japan and Canada)

#48-1
Divisional of -48, directed to tactile sensors and broader claim language re the basic telepresence concept (filed August 21, 1995). (SN: 08/S17,052)

#29
Remote center positioner (RCP) - four bar linkage that constrains movement of an endoscopic instrument about a remote point (i.e., a percutaneous penetration in the patient) (filed May 14, 1993). (SN: 08/062,404) (also filed in Europe and Japan)

#29-4
Divisional of RCP application-directed to method claims (filed July 20, 1995). (SN:08/504,301)

#29-5
Divisional of RCP application-directed to flexible drive element (filed July 20, 1995). (SN: 08/504,620)

#29-6
Divisional of RCP application-directed to channel shaped linkage (filed July 20, 1995). (SN: 08/504,619)

#33
System and method for transforming view able real-time image into perspective image simulating the view of an operator at the remote workspace (filed
May 5, 1994). (SN: 08/239,086)

#33-1
Directed to the dynamic calibration system (filed April 20, 1995). (SN:
06/239,086)

#42, -44
Surgical instrument manipulator - receives signals from servomechanism and manipulates instrument, provides at least four degrees of freedom and quick attachment and release of different surgical instruments (filed June 7, 1995). (42: 08/485,597, 44: 08/487,020)